EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") by and between Coach USA, Inc., a Delaware corporation ("the Company"), and Barnett Rukin ("Employee") is hereby entered into and effective as of the 31st day of July, 1998. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Employee.

                                 R E C I T A L S

      The following statements are true and correct:

      As of the date of this Agreement, the Company is engaged primarily in the business of providing passenger ground transportation services.

      Employee is employed hereunder by the Company in a confidential relationship wherein Employee, in the course of Employee's employment with the Company, has and will continue to become familiar with and aware of information as to the Company's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable good will of the Company.

      Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                               A G R E E M E N T S

      1. EMPLOYMENT AND DUTIES.

      (a) The Company hereby employs Employee as its Senior Regional Vice President for the Northeast Region or such other position of equal or higher rank as designated by the Board of Directors. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of such position and will report directly to the Chief Operating Officer of the Company. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote Employee's time, attention and efforts to promote and further the business of the Company.

      (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

      (c) Employee shall not, during the term of Employee's employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. The foregoing limitations


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shall not be construed as prohibiting Employee from making or managing personal investments in such form or manner as will not violate the terms of paragraph 3 hereof.

      (d) During the first three years after the date hereof, the Company shall nominate the Employee to the Company's Board of Directors at each election of directors, subject to the vote of the stockholders of the Company.

      2. COMPENSATION. For all services rendered by Employee, the Company shall compensate Employee as follows:

      (a) BASE SALARY. The base salary payable to Employee shall be $260,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures. On each anniversary date of this Agreement during the term, Employee's base salary shall increase by not less than the average percentage increase in the salaries of the senior management of the Company.

      (b) INCENTIVE BONUS PLAN. For 1998 and subsequent years of the term, the Employee shall be eligible to participate in the Company's Incentive Bonus Plan, which sets forth the criteria under which key employees, as designated by the Chief Operating Officer may be eligible to receive year-end bonus awards.

      (c) EXECUTIVE PERQUISITES, BENEFITS AND OTHER COMPENSATION. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

            (i) Admittance for participation for Employee and Employee's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, with benefits provided to Employee under this clause
      (i) to be at least equal to such benefits provided to Company executives.

            (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee's services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

            (iii) The Company shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board and participation in all other Company-wide employee benefits as available from time to time.


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      3. NON-COMPETITION AGREEMENT.

      (a) Employee will not, during the period of Employee's employment by or with the Company, and for a period of two (2) years immediately following the termination of Employee's employment under this Agreement, for any reason whatsoever, directly or indirectly, for Employee or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering any services or products in direct competition with the Company or any of its subsidiaries within 100 miles of where the Company or any of its subsidiaries conducts business, including any territory serviced by the Company or any of its subsidiaries (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of the Company (including the subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company (including the subsidiaries thereof);

            (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company (including the subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory; or

            (iv) call upon any prospective acquisition candidate, on Employee's own behalf or on behalf of any competitor, which candidate was, to Employee's actual knowledge after due inquiry, either called upon by the Company (including the subsidiaries thereof) or for which the Company made an acquisition analysis, for the purpose of acquiring such entity.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than four and nine-tenths percent (4.9%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

      (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which they would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by Employee, by injunctions and restraining orders.

      (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Employee in light of the activities and business of the Company (including


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the Company's subsidiaries) on the date of the execution of this Agreement and the current plans of the Company (including the Company's subsidiaries); but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company (including the Company's subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Employee. For example, if, during the term of this Agreement, the Company (including the Company's subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then Employee will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant.

      It is further agreed by the parties hereto that, in the event that Employee shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company (including the Company's subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Employee's obligations under this paragraph 3, if any, Employee shall not be chargeable with a violation of this paragraph 3 if the Company (including the Company's subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

      (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      (e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Employee made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this paragraph 3.

      (f) Employee agrees that the covenants and agreements of Employee in this paragraph 3, and in paragraphs 5, 6 and 7 below, are in addition to, independent of, and made for consideration that is not the same as the consideration received by Employee for any similar covenants and agreements of Employee contained in any other agreement of any nature between Employee and the


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Company including but not limited to any covenants and agreements of Employee in any other agreement of any nature whatsoever between Employee and the Company.

      4. PLACE OF PERFORMANCE.

      (a) Employee understands that Employee may be requested by the Board to relocate from Employee's present residence to another geographic location in order to more efficiently carry out Employee's duties and responsibilities under this Agreement or as part of a promotion or other increase in duties and responsibilities. In such event, if Employee agrees to relocate, the Company will pay all relocation costs to move Employee, Employee's immediate family and their personal property and effects. Such costs may include, by way of example, but are not limited to, pre-move visits to search for a new residence, investigate schools or for other purposes; temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any out-of-pocket cost as a result of the relocation, with an understanding that Employee will use Employee's best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of the Company and the personal life of Employee and Employee's family.

      (b) Notwithstanding the above, if Employee is requested by the Board to relocate and Employee refuses, such refusal shall not constitute "cause" for termination of this Agreement under the terms of paragraph 5(c).

      5. TERM; TERMINATION; RIGHTS ON TERMINATION. The term of this Agreement shall begin on the date hereof and continue for three (3) years (the "Term"), unless terminated sooner as herein provided. This Agreement and Employee's employment may be terminated in any one of the followings ways:

      (a) DEATH. The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

      (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume full-time duties at the conclusion of such notice period. Also, Employee may terminate Employee's employment hereunder if Employee's health should become impaired to an extent that makes the continued performance of Employee's duties hereunder hazardous to Employee's physical or mental health or life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided,


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further, that, at the Company's request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. In the event this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the compensation specified in paragraph 2 above for one (1) year.

      (c) GOOD CAUSE. The Company may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall be: (1) Employee's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; or (2) Employee's conviction of a felony crime. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

      (d) WITHOUT CAUSE. At any time after the commencement of employment, the Company or Employee may, without cause, terminate this Agreement and Employee's employment, effective thirty (30) days after written notice is provided to or from the Company. Should Employee be terminated by the Company without cause during the Term or should Employee resign by reason of Employer's material violation of this Agreement, Employee shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, an amount equal to the Employee's compensation specified in paragraph 2 above for the remainder of the Term. Further, any termination without cause by the Company shall operate to shorten the period set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to one (1) year from the date of termination of employment. If Employee resigns or otherwise terminates Employee's employment pursuant to this paragraph 5(d) for any reason other than Employer's material violation of this Agreement, Employee shall receive no severance compensation.

      Upon termination of this Agreement for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 9 herein and Employee's obligations under paragraphs 3, 6, 7, 8 and 10 herein shall survive such termination in accordance with their terms.

      If termination of Employee's employment arises out of the Company's failure to pay Employee on a timely basis the amounts to which Employee is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 15 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to


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enforce Employee's rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

      6. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

      7. INVENTIONS. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company and which Employee conceives as a result of Employee's employment by the Company. Employee hereby assigns and agrees to assign all Employee's interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

      8. TRADE SECRETS. Employee agrees that Employee will not, during or after the Term of this Agreement with the Company, disclose the specific terms of the Company's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

      9. INDEMNIFICATION. In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against Employee), by reason of the fact that Employee is or was performing services under this Agreement, then the Company shall indemnify Employee against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use Employee's best efforts to faithfully discharge Employee's duties under this Agreement, Employee cannot be held liable to the Company for errors or omissions made in good


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faith where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.

      10. NO PRIOR AGREEMENTS. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee's employment by the Company and the performance of Employee's duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

      11. ASSIGNMENT; BINDING EFFECT. Employee understands that Employee has been selected for employment by the Company on the basis of Employee's personal qualifications, experience and skills. Employee agrees, therefore, that Employee cannot assign all or any portion of Employee's performance under this Agreement. Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

      12. COMPLETE AGREEMENT. This Agreement is not a promise of future employment. Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

      13. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

      To the Company:   Coach USA, Inc.
                        One Riverway, Suite 500
                        Houston, Texas 77056-1903
                        Attn: Chief Operating Officer

      with a copy to:   Law Department
                        Coach USA, Inc.
                        One Riverway, Suite 500
                        Houston, Texas 77056-1903


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      To Employee:      Barnett Rukin
                        17 Franklin Turnpike
                        Mahwah, New Jersey 07430

      with a copy to:   Keith E. Osber, Esq.
                        Hinman, Howard & Kattell, LLP
                        700 Security Mutual Building
                        80 Exchange Street
                        P.O. Box 5250
                        Binghamton, New York 13902-5250


      Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 13.

      14. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

      15. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in New York, New York in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in paragraphs 5(b) and 5(c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

      16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of New York.


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      17. COUNTERPARTS. This Agreement may be executed simultaneously in two (2)
or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.



      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          COACH USA, INC.



                                          By: /s/ DOUGLAS M. CERNY
                                          Name:   Douglas M. Cerny
                                          Title:  Sr. Vice President

                                          EMPLOYEE:


                                          /S/ BARNETT RUKIN
                                              Barnett Rukin